Exhibit 99.1

The Inventure Group, Inc.  Reports
Third Quarter 2006 Financial Results

PHOENIX, Ariz. October 26, 2006 — The Inventure Group, Inc. (Nasdaq: SNAK) today reported financial results for the third quarter ended September 30, 2006.

Net revenues for the third quarter of fiscal 2006 were $17.6 million, down 5% compared to $18.6 million in the third quarter of 2005.  The Company noted that third quarter 2005 results included an extra week of revenue as its fiscal calendar produces a fifty three week year every four years and the extra week occurred in third quarter 2005.  Normalizing revenue to account for the additional week, the Company delivered modest net revenue growth despite significantly decreasing its promotional spending.  This growth was due to increased base business on the Company’s potato chip brands and several new T.G.I. Friday’s® brand snack customers including Home Depot.

Net income for the third quarter of fiscal 2006 was $0.3 million, or $0.02 per basic and diluted share, compared to a net loss of $(0.3) million, or $(0.01) per basic and diluted share in the third quarter of 2005.  The substantial improvement in net income was due to a 34% increase in gross profit due to increased promotional spending efficiencies as well as reduced selling, general and administrative costs related to the company’s margin improvement programs.

Mr. Eric J. Kufel, President and Chief Executive Officer, commented, “The Company is pleased with its progress in the third quarter as profitability exceeded internal expectations.  In the past nine months we have built a capable new leadership team, shifted our promotional strategy away from deep discounts to more value-added growth programs and executed multiple business process improvement projects. As a result, we believe we are now well positioned to deliver profitable growth in 2007 and beyond.”

The Company reported that it is about to begin test marketing several new products, including several new T.G.I. Friday’s® brand products including Pizza chips and a new version of  Quesadilla snack chips, new Boulder Canyon Natural Foods™ products including Spinach and Artichoke flavor chips and new Poore Brothers® brand products including Sweet Maui Onion and Three Cheese Jalapeno.  The Company continues to conduct product development work on all brands and is contemplating several new licensing opportunities.  The Company has added contract manufacturing customers to leverage its excess capacity and expects to grow its contract manufacturing base in 2007 due to several new initiatives now underway.

“In closing, we believe we have significantly strengthened the Company’s operating capabilities in 2006 and we plan to realize the benefits of those efforts in 2007 by focusing on revenue and profit growth through expanding distribution on our existing brands, increasing our pipeline of new products and acquisition opportunities, continuing to improve our key processes and systems, leveraging our manufacturing capacity and building upon our Intensely Different™ culture,” concluded Mr. Kufel.

About The Inventure Group, Inc.

With facilities in Indiana and Arizona, The Inventure Group is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Canyon Natural Foods™. For further information about The Inventure Group or this release, please contact Steve Weinberger, Chief Financial Officer, at (623) 932-6200, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

THE INVENTURE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Nine Months Ended
	Sept. 30, 2006	Oct. 1, 2005	Sept. 30, 2006	Oct. 1, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue	$17,576,141	$18,625,985	$53,669,053	$58,316,381
Cost of revenue	13,929,567	16,095,991	43,224,109	46,528,681
(Gain) on sale of Equipment/Brand discontinuance costs	—	(194,359)	—	(194,359)
Gross profit	3,646,574	2,724,353	10,444,944	11,982,059
Selling, general & administrative expenses	3,166,404	3,233,188	9,053,623	9,875,876
Operating income (loss)	480,170	(508,835)	1,391,321	2,106,183
Interest income (expense), net	73,356	68,998	176,953	94,728
Income (loss) before income tax benefit (provision)	553,526	(439,837)	1,568,274	2,200,911
Income tax benefit (provision)	(224,100)	171,302	(627,700)	(854,008)
Net income (loss)	$329,426	$(268,535)	$940,574	$1,346,903

Earnings (loss) per common share:
Basic	$0.02	$(0.01)	$0.05	$0.07
Diluted	$0.02	$(0.01)	$0.05	$0.07
Weighted average number of common shares:
Basic	19,505,400	19,842,862	19,497,476	19,728,863
Diluted	19,625,173	19,842,862	19,603,203	20,018,528

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Sept. 30, 2006	Dec. 25, 2005
	(unaudited)	(unaudited)
Current assets	$20,119,252	$21,411,795
Property and equipment, net	9,447,656	10,109,654
Other assets, net	10,276,016	10,282,120
Total assets	$39,842,924	$41,803,569

Current liabilities	$5,749,354	$7,522,523
Long-term debt	1,642,732	1,681,432
Other long-term liabilities	2,266,281	2,356,757
Total liabilities	9,658,367	11,560,712
Shareholders’ equity	30,184,557	30,242,857
Total liabilities and shareholders’ equity	$39,842,924	$41,803,569

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	Sept. 30, 2006	Oct. 1, 2005
	(unaudited)	(unaudited)
Net cash flows from operating activities	$1,662,821	$1,996,762
Net cash flows used in investing activities	(297,674)	(106,769)
Net cash flows used in financing activities	(1,706,657)	(518,484)
Net increase (decrease) in cash	(341,510)	1,371,509
Cash and cash equivalents at beginning of period	9,695,245	9,675,490
Cash and cash equivalents at end of period	$9,353,735	$11,046,999